                                    EXHIBIT 5

                            OPINION OF HORWITZ & BEAM

                                 LAW OFFICES OF
                                 HORWITZ & BEAM
                          TWO VENTURE PLAZA, SUITE 350
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               FAX: (949) 453-9416
Gregory B. Beam, Esq.                                 Patti L.W. McGlasson, Esq.
Lawrence W. Horwitz, Esq.                              K. William Pergande, Esq.
Lynne Bolduc, Esq.                                        John Y. Igarashi, Esq.
Lawrence M. Cron, Esq.                                 Christopher T. Jain, Esq.
Ralph R. Loyd, Esq.                                        Matteo G. Daste, Esq.

E-mail: lbolduc@h-blaw.com       October 6, 2000             Mark S. Dodge, Esq.
                                                                      of Counsel

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

           Re:     thehealthchannel.com, Inc.

Ladies and Gentlemen:

         This office represents thehealthchannel.com, Inc., a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the registration of a total of 750,000 shares of the Registrant's Common Stock issuable upon to Lawrence W. Horwitz for performance of certain business development and advisory services (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

         Horwitz & Beam ("H&B" or "the Firm") represent the Company in connection with various legal matters. Lawrence W. Horwitz is a principal of H&B. Both Mr. Horwitz and the Company acknowledge that they have been informed of the inherent conflict of interest associated with the drafting of this Agreement by H&B and waive any action they may have against H&B regarding such conflict. All parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

         We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                 HORWITZ & BEAM

                               /s/ HORWITZ & BEAM
                               ------------------